EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANTICIPATES SECOND QUARTER 2004
REVENUES OF APPROXIMATELY $30 MILLION

Expected quarterly revenues increase 21 percent over prior year quarter

Schedules quarterly earnings release and conference call

COLUMBUS, MS, July 7, 2004 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended June 30, 2004 of approximately $30.0 million, bringing revenues for the first six months of 2004 to approximately $59.3 million. The anticipated net revenues for the second quarter and first six months of 2004 represent increases of approximately $5.1 million, or 20.5 percent, and $11.4 million, or 23.8 percent, over the second quarter and first six months of 2003, respectively. Included in the Company’s anticipated revenues for the second quarter and first six months of 2004 are revenues of approximately $2.7 million and $4.9 million, respectively, from the Plasco division that was acquired in November 2003 and approximately $750,000 in revenues related to the businesses acquired from International Medical Products, B.V. on May 28, 2004.

The Company has not yet completed its accounting for the second quarter of 2004. The Company’s expectations about what it will report for revenues for the second quarter and first six months of 2004 are tentative pending the completion of such accounting.

Conference Call
The Company’s results of operations for the quarter ended June 30, 2004 are scheduled to be released on Tuesday, August 3, 2004. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on August 3, 2004, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.MicrotekMed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on August 10, 2004 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #1628, Conference ID #111268.

About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com